Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aspiration Redwood Fund and to the use of our report dated November 19, 2024 on the financial statements and financial highlights of Aspiration Redwood Fund. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2025